Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Phoenix Autocallable Notes linked to the Class C capital stock of Google Inc. due October 6, 2017	$2,000,000.00	$232.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated May 27, 2014)

UBS AG Phoenix Autocallable Notes

UBS AG $2,000,000 linked to the Class C capital stock of Google Inc. due October 6, 2017

Investment Description

UBS AG Phoenix Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the Class C capital stock of Google Inc. (the “underlying equity”). UBS will pay a quarterly contingent interest payment if the closing price of the underlying equity is equal to or greater than the interest barrier on any interest observation date. Otherwise, no interest will be paid for the quarter. UBS will automatically call the Notes early if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes and no further amounts will be owed to you under the Notes after the applicable call settlement date. If the Notes are not called and the closing price of the underlying equity on the valuation date (the ”final price”) of the underlying equity is equal to or greater than the trigger price, UBS will repay your principal amount per Note on the maturity date. If, however, the Notes are not called and the final price of the underlying equity is less than the trigger price, on the maturity date UBS will deliver to you a number of shares of the underlying equity per Note equal to (i) the principal amount per Note divided by (ii) the initial price of the underlying equity (the “share delivery amount”) for each Note that you own (subject to adjustments for fractional shares and in the case of antidilution and reorganization events), which are expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price. As discussed above, if the closing price of the underlying equity is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on a call settlement date or the maturity date. Investing in the Notes involves significant risks. You may receive shares at maturity that are expected to be worth less than your principal amount and may be worthless and therefore you may lose some or all of your initial investment in the Notes. Generally, a higher contingent interest payment rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent interest payments over the term of the Notes. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Contingent Interest Payment — UBS will pay a quarterly contingent interest payment if the closing price of the underlying equity is equal to or greater than the interest barrier on any interest observation date. Otherwise, no interest will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price. If the Notes are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the final price of the underlying equity is equal to or greater than the trigger price, UBS will repay your principal amount per Note at maturity. If the final price of the underlying equity is less than the trigger price, UBS will deliver to you the share delivery amount and, if applicable, cash in lieu of fractional shares at maturity for each Note that you own, which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date:	October 3, 2014
Settlement Date:	October 8, 2014
Interest Observation Dates:*	Quarterly (see page 3)
Autocall Observation Dates:*	Quarterly (see page 3)
Valuation Date:*	October 3, 2017
Maturity Date:*	October 6, 2017

*	Subject to postponement in the event of a market disruption event, as described in the Phoenix Autocallable Notes product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have the full downside market risk of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-15 of the Phoenix Autocallable Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes we are offering.

Underlying Equity	Stock Ticker	Contingent Interest Payment Rate	Initial Price	Trigger Price	Interest Barrier	Share Delivery Amount*	CUSIP	ISIN
Class C capital stock of Google Inc.	GOOG	6.00% per annum	$575.28	$460.22, which is 80% of the initial price	$460.22, which is 80% of the initial price	1.7383 shares per Note	90270KDQ9	US90270KDQ94

* Equal to $1,000 divided by the initial price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and trigger price are subject to adjustments in the case of antidilution and reorganization events described in the Phoenix Autocallable Notes product supplement under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

The estimated initial value of the Notes as of the trade date is $968.20 for Notes linked to the Class C capital stock of Google Inc. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Phoenix Autocallable Notes product supplement relating to the Notes, dated May 27, 2014, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Phoenix Autocallable Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Class C capital stock of Google Inc.	$2,000,000.00	$1,000.00	$40,000.00	$20.00	$1,960,000.00	$980.00

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated October 3, 2014

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Phoenix Autocallable Notes product supplement dated May 27, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514213175/d731731d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Phoenix Autocallable Notes product supplement” mean the UBS product supplement, dated May 27, 2014, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the interest barrier on the specified interest observation dates.

♦

You believe the final price of the underlying equity will be equal to or greater than the trigger price and, if it is less than the trigger price, you can tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.

♦	You are willing to invest in the Notes based on the contingent interest payment rate of 6.00% per annum.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent interest payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.

♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called prior to maturity and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of some or all of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be less than the interest barrier on the specified interest observation dates.

♦	You believe the final price of the underlying equity will be less than the trigger price, which could result in a loss of all of your initial investment.

♦	You are unwilling to invest in the Notes based on the contingent interest payment rate specified of 6.00% per annum.

♦	You cannot tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.

♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called prior to maturity, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Note
Term(1)	Approximately 36 months, unless called earlier.
Underlying Equity	The Class C capital stock of Google Inc., as indicated on the cover of this pricing supplement.
Contingent Interest Payment

If the closing price of the underlying equity is equal to or greater than the interest barrier on any interest observation date, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date.

If the closing price of the underlying equity is less than the interest barrier on any interest observation date, the contingent interest payment applicable to such interest observation date will not accrue or be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount based upon equal quarterly installments at the contingent interest payment rate, which is a per annum rate. The contingent interest payment will be $15.00 on any interest payment date where the closing price of the underlying equity is equal to or greater than the interest barrier on the related interest observation date. This equals a contingent interest payment rate of 6.00% per annum for Notes linked to the Class C capital stock of Google Inc.

Contingent Interest Payment Rate	The contingent interest payment rate is 6.00% per annum for Notes linked to the Class C capital stock of Google Inc.
Share Delivery Amount(2) (per Note)	1.7383, which is (i) the principal amount per Note divided by (ii) the initial price of the underlying equity, as indicated on the cover of this pricing supplement, which are expected to be worth less than your principal amount and may be worthless. The share delivery amount is subject to adjustments in the case of antidilution and reorganization events described in the Phoenix Autocallable Notes product supplement under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.
Automatic Call

The Notes will be called automatically if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount. No further amounts will be owed to you under the Notes after the applicable call settlement date. As discussed under “Contingent Interest Payment”, if the closing price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the call settlement date.

Payment at Maturity (per Note)

If the Notes are not called and the final price is equal to or greater than the trigger price, UBS will pay you a cash payment per Note equal to $1,000 on the maturity date.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own on the maturity date, which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price.

As discussed under “Contingent Interest Payment”, if the final price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the maturity date.

Trigger Price	$460.22, which is equal to a percentage of the initial price as indicated on the cover of this pricing supplement (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Interest Barrier	$460.22, which is equal to a percentage of the initial price as indicated on the cover of this pricing supplement (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Initial Price	$575.28, which is the closing price of the underlying equity on the trade date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Final Price	The closing price of the underlying equity on the valuation date, as determined by the calculation agent.
Valuation Date	October 3, 2017. The valuation date is also the final interest observation date.
Interest Payment Dates	Three business days following the applicable interest observation date, and the maturity date in the case of the valuation date.

(1)	Subject to the market disruption event provisions set forth in the Phoenix Autocallable Notes product supplement beginning on page PS-32.
(2)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investment Timeline

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You may receive shares at maturity that are worth less than your principal amount and may be worthless. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Interest Observation Dates(1) and Interest Payment Dates(2)

Interest Observation Dates	Interest Payment Dates	Interest Observation Dates	Interest Payment Dates
January 5, 2015*	January 8, 2015	July 5, 2016*	July 8, 2016
April 6, 2015*	April 9, 2015	October 3, 2016*	October 6, 2016
July 6, 2015*	July 9, 2015	January 3, 2017*	January 6, 2017
October 5, 2015*	October 8, 2015	April 3, 2017*	April 6, 2017
January 4, 2016*	January 7, 2016	July 3, 2017*	July 7, 2017
April 4, 2016*	April 7, 2016	October 3, 2017**	October 6, 2017***

*	This date is also an autocall observation date.
**	This date is also the valuation date.
***	This date is also the maturity date.

(1)	Subject to the market disruption event provisions set forth in the Phoenix Autocallable Notes product supplement beginning on page PS-32.
(2)

The regular record date relating to a payment on the Notes will be the relevant interest observation date or autocall observation date. If you sell your Notes on an interest observation date or autocall observation date, the purchaser will be deemed to be the record holder on such interest observation date or autocall observation date, and you will not receive the payments attributable to that interest observation date or autocall observation date.

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Phoenix Autocallable Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying equity is equal to or greater than the trigger price and will only make such payment at maturity. If the final price of the underlying equity is less than the trigger price, UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares), the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment. In addition, if the trigger price is higher than the interest barrier, this means that you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.

♦

Contingent repayment of principal amount only at maturity — If your Notes are not automatically called, you should be willing to hold your Notes until maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of the underlying equity is equal to or greater than the trigger price.

♦

You may not receive any contingent interest payments — UBS will not necessarily make periodic interest payments on the Notes. If the closing price of the underlying equity is less than the interest barrier on any interest observation date, UBS will not pay you the contingent interest payment applicable to such interest observation date. If the closing price of the underlying equity is less than the interest barrier on all of the interest observation dates, UBS will not pay you any contingent interest payments during the term of the Notes. Generally, this non-payment of the contingent interest payment coincides with a period of greater risk of principal loss on your Notes.

♦

Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying equity and you will not have the same rights as holders of the underlying equity — The return potential of the Notes is limited to the pre-specified contingent interest payment rate, regardless of the appreciation of the underlying equity. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Since the Notes could be called early, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity.

♦

Higher contingent interest payment rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than the trigger price. This greater expected risk will generally be reflected in a higher contingent interest payment rate for that Note. However, while the contingent interest payment rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date. Conversely, the Notes will not be subject to an automatic call, if the closing price of the underlying equity is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should conduct your own investigation into the respective underlying equity issuer and the underlying equity for your Notes. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equity” and “Google Inc.” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall and there can be no assurance that the closing price of the underlying equity will be equal to or greater than the interest barrier, and, if the Notes are not called, that the final price will be equal to or greater than the trigger price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between the respective underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer. However, we are not affiliated with the underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Notes. The underlying equity issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦

The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, share delivery amount, interest barrier, trigger price and/or final price applicable to the underlying equity, and any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Phoenix Autocallable Notes product supplement or this pricing supplement as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Equity” and “— Delisting of ADRs or Termination of ADR Facility” in the Phoenix Autocallable Notes product supplement.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine amounts owed under the Notes based on the closing price of the underlying equity on any interest observation date, autocall observation date or the valuation date. The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are subject to an automatic call, or the payment at maturity of the Notes based on observed prices of the underlying equity. The calculation agent may postpone any autocall observation date, interest observation date or the valuation date if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest payment rate, trigger price and interest barrier, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for each Note are specified on the cover of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 36 months
Initial Price:	$500
Contingent Interest Payment Rate:	6.00% per annum (or 1.50% per quarter)
Contingent Interest Payment:	$15.00 per quarter
Interest Observation Dates:	Quarterly
Autocall Observation Dates	Quarterly
Trigger Price:	$400 (which is 80% of the initial price)
Interest Barrier:	$400 (which is 80% of the initial price)
Share Delivery Amount:*	2 shares per Note (principal amount per Note/initial price)

*	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Example 1 — Notes are Called on the first Autocall Observation Date.

Date	Closing Price	Payment (per Note)

First Interest Observation Date and Autocall Observation Date	$500 (at or above Initial Price)	$1,015.00 (Payment on Call Settlement Date)
	Total Payment:	$1,015.00 (a 1.50% total return)

Because the Notes are called on the first autocall observation date (which is approximately three months after the trade date and is the first interest observation date), UBS will pay you on the call settlement date a total of $1,015.00 per Note, reflecting your principal amount plus the applicable contingent interest payment, for a 1.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are Called on the fifth Autocall Observation Date.

Date	Closing Price	Payment (per Note)

First Interest Observation Date and Autocall Observation Date	$425 (at or above Interest Barrier; below Initial Price)	$15.00 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$430 (at or above Interest Barrier; below Initial Price)	$15.00 (Contingent Interest Payment)
Third and Fourth Interest Observation Dates and Autocall Observation Dates	Various (all below Interest Barrier)	$0
Fifth Interest Observation Date and Autocall Observation Date	$510 (at or above Initial Price)	$1,015.00 (Payment on Call Settlement Date)
	Total Payment:	$1,045.00 (a 4.50% total return)

Because the Notes are called on the fifth autocall observation date (which is approximately fifteen months after the trade date and is the fifth interest observation date), UBS will pay you on the call settlement date a total of $1,015.00 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payments of $30.00 received in respect of prior interest observation dates, UBS will have paid you a total of $1,045.00 per Note, for a 4.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Equity is equal to or greater than the Trigger Price and the Interest Barrier.

Date	Closing Price	Payment (per Note)

First Interest Observation Date and Autocall Observation Date	$400 (at or above Interest Barrier; below Initial Price)	$15.00 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$350 (below Interest Barrier)	$0
Third to Eleventh Interest Observation Dates and Autocall Observation Dates	Various (all below Interest Barrier)	$0
Valuation Date	$420 (at or above Trigger Price and Interest Barrier)	$1,015.00 (Payment at Maturity)
	Total Payment:	$1,030.00 (a 3.00% total return)

Because the Notes are not called and the final price of the underlying equity is greater than the trigger price and interest barrier, UBS will pay you a total of $1,015.00 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $15.00 received in respect of prior interest observation dates, UBS will have paid you a total of $1,030.000 per Note for a 3.00% total return on the Notes.

Example 4 — Notes are NOT Called and the Final Price of the Underlying Equity is less than the Trigger Price and the Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$410 (at or above Interest Barrier; below Initial Price)	$15.00 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$415 (at or above Interest Barrier; below Initial Price)	$15.00 (Contingent Interest Payment)
Third Interest Observation Date and Autocall Observation Date	$400 (at or above Interest Barrier; below Initial Price)	$15.00 (Contingent Interest Payment)
Fourth to Eleventh Interest Observation Dates and Autocall Observation Dates	Various (all below Interest Barrier)	$0
Valuation Date	$250 (below Trigger Price and Interest Barrier)	$250 × 2 shares = $500* (Share Delivery Amount)
	Share Delivery Amount: Contingent Interest Payments:	$500* +$45.00

	Total Payment:	$545.00 (a 45.50% loss)

*	$500 represents the cash value of the share delivery amount on the valuation date. Because the Notes are physically settled, at maturity UBS will deliver to you 2 shares of the underlying equity.

Because the Notes are not called and the final price of the underlying equity is less than the trigger price and the interest barrier, UBS will deliver to you at maturity the share delivery amount, which will consist of 2 shares for each Note you hold, based on the final price of the underlying equity, which will be worth $500 per Note. When added to the contingent interest payments of $45.00 received in respect of the prior observation dates, you will have received shares and cash worth $545.00, a 45.50% loss to you on the Notes. The value of the shares received at maturity, and the total return on the Notes at that time, depends on the closing price of the underlying equity on the maturity date.

Investors should note that, in the event that the final price is less than the trigger price, any decline in the price of the underlying equity during the period between the valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013, as well as for the first, second and third calendar quarters of 2014, where applicable. Partial data is provided for the fourth calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus.

Google Inc.

According to publicly available information, Google Inc. (“Google”) is a technology company. Google operates in two segments: Google and Motorola Mobile. The Google segment generates revenue primarily through online advertising and includes the company’s advertising and other non-advertising businesses. The Motorola Mobile segment is focused on mobile wireless devices and related products and services. Google’s business is primarily focused around the following key areas: search and display advertising, the Android operating system platform, consumer content through Google Play, enterprise, commerce and hardware products. Google maintains an index of organized information which it makes freely available through its search engine to anyone with an internet connection. Google’s automated search technology allows people obtain nearly instant access to relevant information. Businesses use its AdWords program and AdSense program to promote their products and services with targeted advertising on both Google-owned properties and publishers’ sites across the web.

The Notes are linked to Google’s Class C capital stock, which trades on the NASDAQ Global Select Market under the ticker symbol “GOOG”. Until April 2, 2014, the ticker “GOOG” was used for Google’s Class A common stock. In January 2014, Google’s board of directors approved a distribution of Class C capital stock as a dividend to holders of Google’s Class A and Class B common stock. The dividend had a record date of March 27, 2014 and a payment date of April 2, 2014. On October 1, 2014, the Class C capital stock began regular trading under the ticker “GOOG”. Each share of Google’s Class A common stock carries one vote and each share of Google’s Class C capital stock does not carry any votes.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Google’s Class C capital stock based on the daily closing prices on the primary exchange for Google’s Class C capital stock. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Google’s Class C capital stock on October 3, 2014 was $575.28. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/3/2014*	6/30/2014*	$578.65	$509.96	$575.28
7/1/2014	9/30/2014	$596.08	$562.73	$577.36
10/1/2014**	10/3/2014**	$575.28	$568.27	$575.28

*	Google’s common stock commenced trading on the NASDAQ Global Select Market on April 3, 2014 and therefore has a limited historical performance. For this reason, available information for the first calendar quarter of 2014 includes data for the period from April 3, 2014 through June 30, 2014. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.
**	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 for the Class C capital stock of Google includes data for the period from October 1, 2014 through October 3, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of Google’s Class A common stock from January 1, 2007 through April 2, 2014 and Google’s Class C capital stock from April 3, 2014 through October 3, 2014, based on information from Bloomberg. The dotted line represents the interest barrier and trigger price of $460.22, which is equal to 80% of the closing price on October 3, 2014. The vertical line in the graph indicates April 3, 2014, which was the first day of regular trading for the Class C capital stock of Google. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Phoenix Autocallable Notes product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Although the tax treatment of the contingent interest payments is unclear, pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying equity. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, in the case of cash settlement, excluding amounts attributable to any contingent interest payment, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an interest observation date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

If you receive shares on the underlying equity, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares you receive. You should not recognize gain or loss with respect to the receipt of those shares. Instead, assuming contingent interest payments are properly treated as ordinary income, consistent with the position described above, your basis in the underlying equity received should equal the price you paid to acquire your Notes, and that basis will be allocated proportionately among the shares. Your holding period for the shares of the underlying equity will begin on the day after receipt. With respect to any cash received in lieu of a fractional share the underlying equity, you will recognize capital gain or loss (potentially short-term capital gain or loss) in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. You may suffer adverse U.S. federal income (and other) tax consequences if you hold the underlying equity, including being subject to U.S. withholding tax on any dividends received on any underlying equity received at maturity in respect of the underlying equity. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity. Further, you should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-49 of the Phoenix Autocallable Notes product supplement or as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code (to the extent the underlying equity issuer were treated as a “pass-thru entity”), as described in such product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Phoenix Autocallable Notes product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent interest payments made to a Non-U.S. Holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Gain from the sale or exchange of a Note or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of the underlying equity that you may receive in connection with your investment in the Notes. You may be subject to U.S. withholding tax on dividends received on any underlying equity received at maturity. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder upon a sale, exchange, redemption or other taxable disposition of the underlying equity or a Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the SEC or other governmental authorities by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Notes on or after January 1, 2016 that are treated as dividend equivalents for Notes acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-U.S. Holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these proposed rules if the Non-U.S. Holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes and any underlying equity received in respect of the Notes arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to sell UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their affiliates (together with UBS Securities LLC, the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.